Exhibit 10.62

    ***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
200.83 and 240.24b-2

TURNKEY
AGREEMENT FOR PRODUCTION OF
ADOBE PROGRAM PACKAGES

    This Turnkey Agreement for Production of Adobe Product Packages ("Agreement") is entered into by and between Adobe Systems Incorporated, a Delaware corporation having a place of business at 345 Park Avenue, San Jose, CA 95110 ("Adobe"), and McQueen USA, Inc., d.b.a.            , having a place of business at 44660 Osgood Road, Fremont, CA 94539-6410 ("Vendor").

RECITALS

    A.  Adobe owns or licenses certain software programs and related documentation.

    B.  Vendor desires to obtain the right to serve as one of Adobe's turnkey suppliers of software packages as requested by Adobe on the terms and conditions contained herein.

AGREEMENT

    Adobe and Vendor therefore agree as follows:

1.  DEFINITIONS.  As used in this Agreement, the following terms shall have the following respective meanings:

    1.1  "Adobe" shall refer to Adobe and any existing or future parent or subsidiary of Adobe Systems Incorporated.

    1.2  "Adobe Designated Destination" shall mean Adobe's warehouse located at 1640 Coleman Avenue, Santa Clara, California, or any other location which Adobe instructs Vendor to ship Adobe Product Packages.

    1.3  "Adobe's Manufacturing Operations Requirements" shall mean those requirements described in the attached Exhibit I.

    1.4  "Adobe Product Package" shall mean the software, Documentation, end user agreements, packaging materials and any related materials identified by Adobe in the Agreed Order, Assembly Drawings, and Bill of Materials for one or more products ("Adobe Product Packages"). The Adobe Product Packages Product may be removed, changed, or added to by Adobe, in its sole discretion. A detailed description of what is included in each Adobe Product Package will be set forth in the Specifications. (See Section 4.3)

    1.5  "Adobe Product Release" shall mean a version of the product generally released to the public with a version number such as 6.x until it is replaced by a new Adobe Product Release. A new Adobe Product Release would be a change in version from version 6.0 to 6.5 or 6.0 to 7.0, but would not be a change in version from 6.0 to 6.0.7.

    1.6  Agreed Order shall mean the Purchase Order (as adjusted by a change order Purchase Order) and Purchase Order confirmation statement from Vendor for the ordered Adobe Program Package(s).

    1.7  "Assembly Drawings" shall mean a schematic describing the correct assembly procedure for an Adobe Product Package, substantially in the form attached at Exhibit A.

    1.8  "Bill of Materials" shall mean a list substantially in the form attached hereto at Exhibit B, that describes the type and quantity of components needed to build a particular version of an Adobe Product Package.

    1.9  "Build Plan" shall mean an estimate of the materials projected by Adobe to be needed by the Vendor in a form substantially as attached hereto at Exhibit C for the manufacture of one or more Adobe Product Packages.

    1.10  "Documentation" shall mean Adobe's published materials used with Adobe Product Packages.

    1.11  "Effective Date" shall mean the date upon which this Agreement is executed by the last party to sign.

    1.12  "Fiscal Month" shall mean the months described in the schedule provided by Adobe to Vendor as part of the Build Plan.

    1.13  "Inventory" shall mean (i) the Adobe Product Packages which have been completed by Vendor, (ii) all of Vendor's work in process with respect to the Adobe Product Packages, (iii) all material or component parts for Adobe Product Packages which have been ordered by Adobe and received by Vendor or are on order by Vendor with its vendors (to the extent such materials or component parts are non-cancelable or if cancelable, are not subject to any cancellation charges) only to the extent such items (i), (ii) and (iii) are required to fulfill up to one hundred percent (100%) of the completed Adobe Product Packages referenced in Adobe's Purchase Orders or Build Plans which remain unshipped to Adobe.

    1.14  "Master Media" shall mean the original reproducible media to be used by Vendor to reproduce the contents of each Adobe Product Package, including, but not limited to, CD, disk, film and paper.

    1.15  "Proprietary Information" as used in this Agreement shall mean, with respect to either party, any and all technical and non-technical information including patent, trade secret, and proprietary information, technique, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, source code, object code and formulae related to the current, future and proposed products and services of such party, and includes, without limitation information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales, merchandising, and marketing plans and other proprietary information of such party.

    1.16  "Proprietary Rights" shall mean all of Adobe's and Adobe's suppliers' patent, copyright, tradename, trademark, trade secret, know-how, mask work, right of privacy, right of publicity, moral right, or any other intellectual property right, whether registered or unregistered, now in existence or in the future developed or acquired, relating to the Adobe Product Packages.

    1.17  "Purchase Order" is an electronic or written document from Adobe to the Vendor,, substantially in the form attached hereto at Exhibit D, describing the quantity, material, price, and terms for which Adobe is offering to purchase goods and/or services from Vendor pursuant to the terms of this Agreement.

    1.18  "Trademarks" shall mean the trademarks used by Adobe and its suppliers to identify the Adobe Product Packages.

2.  AUTHORIZATION OF MANUFACTURER.

    2.1  Reproduction.  Subject to the terms and conditions of this Agreement, Adobe authorizes Vendor, on a non-exclusive basis, to use the Master Media to reproduce and assemble the Adobe Product Packages for distribution exclusively to Adobe for shipment only to Adobe Designated Destinations, and Vendor accepts such appointment.

    2.2  Approval of Adobe Product Package Designs.  Vendor's designs and contents shall be identical to Adobe's designs and contents for the same Adobe Product Packages and shall comply in all respects with the Specifications, unless Adobe has given Vendor prior written approval for changes requested by Vendor.

In the event Vendor wishes to alter any component of any Adobe Product Package, it will submit samples of such components, as altered, to Adobe at least thirty (30) days prior to volume production of such altered Adobe Product Packages by Vendor. Upon receipt of any altered components, Adobe will promptly approve or reject such alterations in writing. Under no circumstances will Vendor commence volume production of any altered Adobe Product Package or distribute any such Adobe Product Package without Adobe's prior written approval.

    2.3  Ownership of Adobe Product Packages.  Adobe retains sole ownership of the Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials, including but not limited to those used by Vendor to produce the Adobe Product Packages, as well as to all Adobe Product Packages produced by Vendor under this Agreement. Vendor agrees to take all steps necessary to assure that all right, title and interest to the foregoing at all times remain with Adobe. To that end, when deemed necessary in Adobe's sole discretion, Vendor shall execute all documents necessary to carry out the foregoing including, but not limited to, assignment of any rights Vendor may have therein and at Adobe request the execution and filing of UCC security agreements and financing statements.

    2.4  Independent Contractor.  Vendor is an independent contractor and Vendor is not an agent or employee of Adobe, and has no authority whatsoever to bind Adobe by contract or otherwise. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties.

    2.5  Use of Third Parties.  Adobe will specify which suppliers Vendor may use to subcontract the production of all components of the Adobe Product Packages. Vendor may recommend certain submanufacturers for said components and duplicated disks ("Submanufacturers") to Adobe, but Vendor agrees not to use Submanufacturer unless first approved in writing by Adobe. Vendor represents and warrants to Adobe that any Submanufacturer Vendor may use to fulfill its obligations under this Agreement will perform as Vendor is required to perform pursuant to this Agreement, and further that Adobe's consent to Vendor's use of any Submanufacturer shall not be deemed a waiver of any Adobe rights hereunder nor relieve Vendor of any of its obligations pursuant to this Agreement. Adobe will identify and approve successive vendors if a Submanufacturer becomes incapable of timely delivery of quality components or Adobe Product Packages. Vendor agrees to enter into a written agreement with any Submanufacturer which includes minimum terms and conditions no less restrictive than those set forth in Exhibit E, Exhibit F ("Inventory Procedures") and Exhibit G ("Security") to this Agreement prior to the production of components of the Adobe Product Packages by such Submanufacturer and further provided the warranty provisions of Section 8 of this Agreement are satisfied.

    2.6  Limitations on Right to Copy.  Vendor agrees that it will not make or have made, or permit to be made, any copies of Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials or any portions thereof, except as necessary for the reproduction of the Adobe Product Packages in accordance with the terms of this Agreement and will disclose Proprietary Information only as permitted in Section 9 ("Proprietary Rights"). Vendor will not decode or reverse engineer the Adobe Software included in the Adobe Product Packages in whole or in part. Further, to assure compliance with the foregoing, Vendor shall take all security measures reasonably necessary to comply with this Agreement, including but not limited to the minimum Security provisions set forth in Exhibit G ("Security").

    2.7  No Other Rights.  Except as otherwise expressly stated, this Agreement does not grant Vendor any rights, nor shall any rights be accrued through Vendor's use under this Agreement, to Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials,

    2.8  Adobe Designs, Molds or Equipment.  Vendor acknowledges and agrees that Adobe owns all right, title and interest in (a) any special aesthetic designs paid for or supplied by Adobe for the manufacture of the Adobe Product Packages, including any confusingly similar designs, including without limitation all patent, design patent, copyright, trade secret, trademark and other Proprietary Rights therein; and (b) any molds, tooling, Assembly Drawings and equipment paid for or supplied by Adobe specially for the manufacture of the Adobe Product Packages. Vendor shall not use items for any purpose except to manufacture the Adobe Product Packages for Adobe, and Vendor shall not sell any products using such designs, molds, equipment or tooling to any other party, without the written consent of Adobe. Upon termination of this Agreement, at its request, Adobe shall have the right to possess the designs, molds, equipment or tooling and Vendor shall, within thirty (30) days of such request, deliver such items, including all related documentation, to Adobe or such other person as Adobe may designate.

3.  BUILD PLANS AND PURCHASE ORDERS.

    3.1  Quarterly Projections.  Adobe shall provide Vendor with quarterly volume projections to be used solely for the purpose of Vendor's capacity and resource planning. Notwithstanding the foregoing, said projections shall not be binding on Adobe, and may be varied pursuant to any subsequent Build Plan or Purchase Order.

    3.2  Build Plan.  Adobe shall provide Vendor with rolling two month Build Plans by product SKU, the first month broken down by week, to be used by vendor to plan for, build or procure components and materials, timed phased pursuant to each components described lead time. Vendor shall use its best efforts to operate in a just in time environment to fulfill Adobe's Purchase orders while minimizing component inventory rush. Vendor shall respond to Adobe's Build Plan (first month by week) with projected daily build quantities which will fulfill the Build Plans volume and timing requirements. In the event Vendor anticipates it will be unable to meet any Build Plan provided by Adobe, Vendor shall detail in a written report the reasons for the inability to meet the Build Plan and shall propose a recovery plan for discussion with Adobe prior to issuance of Adobe's Purchase Order.

    3.3  Purchase Orders.  From time to time Adobe will provide Vendor with a written or electronic Purchase Order(s) for weekly build quantities of Adobe Product Packages, which may be at variance with the Build Plans. Vendor shall use best efforts to complete [*] of the Purchase Order quantities in the week specified. Vendor shall respond to Adobe's Purchase Orders with a written or electronic Purchase Order confirmation statement (including quantity and ship date) and actual ship date confirmation statement (which shall include the packing list) upon shipment of the ordered Adobe Product Packages. Adobe and Vendor will mutually agree as to specific timing for release of and confirmation of Purchase Orders to achieve the production goal described above. The Agreed Order shall be as described in the Purchase Order unless different terms are agreed to by Adobe pursuant to a change order Purchase Order.

3.4  Miscellaneous Order Information.

      (a) Vendor will assemble the components described in the Agreed Order pursuant to thc specifications. Vendor shall invoice Adobe for assembled Adobe Product Packages following the assembly and shipment of the Adobe Product Packages as provided in Section 6.3 ("Invoices and Title").

      (b) Vendor shall provide such production reports (daily, weekly) as is reasonably required by Adobe.

      (c) Adobe and Vendor agree that once EDI linkages are established, thc Adobe Purchase Order(s), Purchase Order Change(s), Good(s) Receipt(s), Purchase Order Shipment Confirmation(s), Sale(s) Order(s) and Custom Form(s) will be electronically transmitted and shall be binding on the parties. The parties agree to negotiate in good faith and enter into an EDI agreement prior to implementing the provisions of this paragraph,

4.  MEDIA REPLICATION.

    4.1  Materials.  Adobe will provide Vendor with one (1) copy of the Master Media included in each Adobe Product Package as necessary for Vendor to fulfill its obligations under this Agreement, provided that Adobe has authorized Vendor to reproduce the media pursuant to Section 2.1 ("Reproduction"). Upon receipt of the Master Media for an Adobe Product Package, Vendor will produce four (4) copies of such Master Media (the "Verification Copies"), test them for viruses and submit them to Adobe for

*   CONFIDENTIAL TREATMENT REQUESTED

approval. Vendor will not commence quantity reproduction of the Master Media until Vendor has tested the Verification Copies and taken reasonable care to assure that the Verification Copies are free from defects or viruses. Vendor agrees to store the Master Media and any master produced for replication purposes in a locked, secure, separate location for production and archival purposes. Vendor agrees to produce the software for Adobe Product Packages only from masters approved by Adobe and only in quantifies due under outstanding Purchase Orders.

    4.2  Acceptance.  The Master Media, other Adobe-reproduced media and other materials shipped by Adobe to Vendor will be deemed to have been accepted by Vendor unless Vendor delivers a notice to Adobe specifying the nature of any material defect or quantity discrepancies within two (2) business days from the delivery of such material.

    4.3  Specifications.  Adobe will provide Vendor with documentation along with updates and revisions, and other materials relating to the reproduction and assembly of the Adobe Product Packages such as Adobe Authorized Suppliers, Bill of Materials and component specifications and Vendor shall prepare the Assembly Drawings and submit to Adobe for approval prior to their use, collectively the "Specifications".

5.  INVENTORY.

    5.1  Inventory Control.  Vendor agrees to comply with all the procedures set forth in Exhibit E ("Minimum Terms and Conditions") Exhibit F ("Inventory Procedures") and Exhibit G ("Security").

    5.2  Excess Inventory.  Vendor will provide on a monthly basis an inventory report of all items with no production or procurement activity in the past ninety (90) days and/or inventory age of over ninety (90) days. Adobe will instruct Vendor on the disposition of these items.

    5.3  Obsolete Inventory.  Adobe shall make commercially reasonable efforts to identify and provide direction to Vendor as to the disposition of obsolete inventory. Direction to Vendor for the disposition of obsolete inventory shall be as provided on a Purchase Change Notice, delivered from Adobe to Vendor.

6.  OBLIGATIONS OF VENDOR.

    6.1  Manufacturing.  Vendor will manufacture the Adobe Product Packages only according to the most recent version of Adobe's Manufacturing Operations Requirements and Adobe's Specifications and instructions that have been delivered to Vendor prior to commencement of manufacturing a run pursuant to the Build Plan, and in such quantities as Adobe shall direct. Vendor will provide Adobe reasonable access to Vendor's facilities and suppliers' facilities to inspect the Adobe Product Packages, Inventory and their manufacture. Vendor will comply with all reasonable requests for changes or modifications provided by Adobe and shall regularly check Adobe Product Packages coming off the production line for viruses.

    6.2  Delivery to Adobe Designated Designations; Acceptance.  Vendor will ship the Adobe Product Packages to Adobe Designated Destinations according to the delivery schedule set forth in Adobe's order(s) pursuant to Section 3 ("Build Plan and Purchase Orders"). Vendor shall perform incoming inspection and outgoing audits of Adobe Product Packages satisfactory to Adobe to ensure that all product shipped to Adobe designated destinations conforms to the Specifications and is free from defects in materials and workmanship. Quality audit reports shall be performed weekly with an agreed goal of 500 DPM or less. Adobe shall be entitled to reject any Adobe Product Packages after delivery if the Adobe Product Packages or their packaging fail to conform to the applicable Specifications or are defective in materials or workmanship. Adobe Product Packages rejected by Adobe shall be returned to Vendor to be reworked or replaced by Vendor and reshipped to Adobe freight prepaid.

    6.3  Invoices and Title.  Vendor's invoices shall be submitted in duplicate and shall contain the following information: product name, description of product, quantities, unit prices, extended totals, invoice number and date, remit to address, purchase order number, item number and any other information mutually agreed to by the parties. Bills of lading, express receipts, or other proof of delivery shall be furnished upon Adobe's request. All invoices must identify the Adobe Purchase Order or they will be returned unpaid. Vendor will invoice Adobe no earlier than the shipment date. Title and the risk of loss or damage will pass to Adobe upon Vendor's delivery to the carrier for shipment. All shipments will be made FOB Vendor's shipping point and shall be packed in accordance with Adobe Specifications and good standards of care.

    6.4  Financial Statements.  In the event that Vendor is not a publicly traded company, upon Adobe's request, Vendor will deliver to Adobe profit and loss statements and balance sheets for Vendor, for the immediately preceding fiscal quarter of Vendor, prepared by Vendor's Chief Financial Officer. Such information will be treated as confidential by Adobe and disclosed only to Adobe full-time employees on a need-to know basis.

    6.5  Records and Reports.  Vendor will maintain records of all Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials relating to the Adobe Product Packages.

    6.6  Account Management.  Vendor agrees to assign a mutually agreeable team to manage Adobe's account including a mutually approved print buyer. The Vendor's Adobe Account Manager will be available to meet with Adobe personnel during normal business hours to review schedules, attend new product planning meetings, and address other issues of concern. The Account Manager and team shall participate with Adobe's manufacturing team in joint operations committee meetings which will convene as often as required by Adobe (via teleconference or in person) to address and resolve all operational, quality, scheduling, supplier and capacity issues as can be expected to arise in the normal course of business. In the event that Adobe is dissatisfied with the Adobe Account Manager for any reason, Adobe may request that Vendor assign a new Account Manager who is mutually agreeable to Adobe and Vendor.

    6.7  Capacity.  The Vendor shall provide sufficient capacity to manufacture all quantities or volumes required by Adobe through use of 2nd and 3rd shifts, overtime, weekends, holidays, and other Adobe approved Submanufacturers and facilities. Any use by Vendor of overtime, weekends, holidays and other Adobe approved Submanufacturers and facilities for the manufacture of Adobe Product Packages may result in additional charges to Adobe. Vendor shall provide Adobe reasonable notice and an estimate of the additional charges, if any, prior to commencing such manufacturing. The additional charges shall be mutually agreed between Adobe and Vendor or, if no agreement is made, at Vendor's then current prevailing rates for such methods or the rates charged by such other Submanufacturers and facilities, as the case may be. Vendor represents and warrants that it shall not schedule the manufacture of Adobe Product Packages such that Adobe is unequitably subjected to the additional charges described above when compared to Vendor's other similar customers.

7.  PAYMENTS AND TAXES.

    7.1  Payments.  Provided Vendor is in compliance with the terms and conditions of this Agreement, Adobe shall pay Vendor the amounts as set forth in Exhibit H ("Payments") and any other written quotation or attachment to this Agreement which sets forth prices for services to be performed by Vendor hereunder and which is accepted by Adobe in a Purchase Order. Such amount shall be payable net thirty (30) days from date of Vendor's invoice. If Adobe disputes any portion of any invoice, then Adobe will pay the undisputed portion according to this Agreement and shall promptly inform Vendor of the nature of the dispute. The parties will use their best efforts to resolve the dispute promptly. The payment schedule attached as Exhibit H may be modified upon written approval of both parties Payment of an invoice shall not constitute acceptance of products and will be subject to adjustment for errors, shortages, defect, or other failure to meet the requirements of this Agreement.

    7.2  Taxes and Duties.  Except as otherwise provided in this Agreement, Adobe agrees to pay any sales, use, import or export, value added or similar tax or duty relating to Adobe Product Packages delivered pursuant to the terms of this Agreement, other than those based on Vendor's net income. If a resale certificate or other certificate or document of exemption is required in order to exempt Adobe Product Packages from any such liability, Vendor will promptly execute and furnish such document or certificate to Adobe.

8.  WARRANTY.

    8.1  Conformance to Specifications.  Vendor warrants that Adobe Product Packages and any Inventory sold to Adobe, will be free and clear of all liens and encumbrances caused by Vendor, will conform, in all material respects, to the Specifications—provided or approved by Adobe and will be free from viruses detectable by the most recent releases of at least two commercially available virus checking software programs, and otherwise free from defects in materials and workmanship. Adobe will conduct periodic inspections at Adobe's or at the Vendor facility, of Adobe Product Package lots, and notify Vendor in writing of failure to conform to Adobe Specifications. Each such notice shall describe thc lot virus or defect or the isolated virus or defect (collectively, a "Defect"), as the case may be, in reasonable detail. If Adobe experiences field failures in more than [*] of the Adobe Product Packages shipped in any calendar month by Adobe, which failures are traceable to a defect or virus in the Adobe Product Packages supplied by Vendor, Vendor agrees that, in addition to its other obligations under this Section 8, it shall provide immediate support to Adobe in taking corrective action, including if appropriate a recall program at Vendor expense, to repair or replace all products which may be defective. If a Defect is not caused by accident, abuse, misuse, neglect, alteration or repair by someone other than Vendor or its subcontractors then (a) Adobe may return the Adobe Product Packages subject to such Defect to Vendor at Adobe's expense, and (b) Vendor will reimburse Adobe for such skipping costs provided that Vendor has agreed to the shipping method and cost prior to the return of such Adobe Product Packages and, at Vendor's discretion, either repair, replace, or credit Adobe for the price charged by Vendor to Adobe of such Adobe Product Packages.

    8.2  Free from defects.  In the event Adobe authorizes Vendor to reproduce CD's or discs from of the approved media master. Vendor specifically warrants that the reproduced media will be free from defects in materials and workmanship for a period of one (1) year from the date of its delivery to Adobe. During the mastering process, Vendor will use the Virus checking procedure described in Exhibit G ("Security") and a minimum of two of the most recent commercially available virus checking software programs to check the Master Media delivered by Adobe for all publicly known viruses and immediately inform Adobe if such viruses are found on the Master Media or on quality control samples of reproduced media. Vendor warrants the software portions of the Adobe Product Packages digitally match the Master Media.

    8.3  Insurance.  Vendor represents and warrants that at all times it shall maintain insurance coverage from a reputable insurance company for (a) claims under worker's compensation and state disability acts; (b) claims or damages because of bodily injury, sickness, disease, or death of its employees or of any other person which arise out of any negligent act or omission of Vendor or its employees or agents; (c) claims for damages because of loss of tangible property, Inventory, or tangible Proprietary Information, which arise out of theft or similar intentional or negligent act or omission by Vendor employees, temps, independent contractors, agents or other representatives of Vendor. The insured value of the tangible property, Inventory or tangible Proprietary Information for a loss under subsection (c) shall be determined by the average sales price Adobe receives for the Adobe Product Package, which is the subject of the theft or loss, when licensed and distributed as finished products under Adobe's normal distribution channels.

9.  PROPRIETARY RIGHTS AND CONFIDENTIAL INFORMATION.

    9.1  Acknowledgment and Protection of Proprietary Rights.  Vendor acknowledges that the Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials relating to the Adobe Product Packages are owned by Adobe or its suppliers. Vendor agrees to disclose the Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials relating to the Adobe Product Packages only to full-time employees and consultants of Vendor or Submanufacturers approved by Adobe pursuant to Section 2.5 ("Use of Third Parties") with a need to know such information who have signed confidentiality agreements or other written policy of Vendor which obligate them to take all reasonable precautions to prevent disclosure of such Proprietary Information to other parties.

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    9.2  No Publicity.  Vendor shall not publicly disclose the existence of this Agreement nor disclose any terms of this Agreement, orders, forecasts or deliveries hereunder at any time, without the prior written consent of Adobe. Neither party shall disclose the terms of this Agreement without the prior written consent of the other party, except (i) as may be required by law or (ii) such limited disclosure as may be reasonably necessary to either party's banker, attorneys and accountants

    9.3  Proprietary Information.  The parties acknowledge that they have received or may receive Proprietary Information relating to the other party's products, product plans or business in connection with the performance of this Agreement. Except as (i) permitted or required in carrying out this Agreement, (ii) required by law, or (iii) may be reasonably necessary to either party's bankers, attorneys, and accountants, the receiving party shall not use or disclose Proprietary Information to any third party, either during the term of this Agreement or thereafter, without the prior written consent of the disclosing party.

    9.4  Limitations.  Notwithstanding the foregoing, Proprietary Information shall not include, and the terms of Sections 9.1 9.2, and 9.3 shall not apply to, any information which:

      (a) is or falls into the public domain without fault of the receiving parry or is generally know in the software industry; or

      (b) the receiving party can show was in its possession prior to receipt thereof from the disclosing party; or

      (c) the receiving party receives from a third party with no obligation of confidence to the disclosing party; or

      (d) the disclosing party discloses to a third party with no obligation of confidence to the disclosing party: or

      (e) the receiving party independently develops without benefit of any Confidential Information of the disclosing party.

10.  PROPRIETARY NOTICES & TRADEMARKS.

    10.1  Proprietary Notices.  Vendor agrees that each Adobe Product Package shall contain the same proprietary notices that appear on or in the Master Media and other materials delivered by Adobe to Vendor, and any other notices required by Adobe to preserve Adobe's and its third party suppliers' Proprietary Rights.

    10.2  Ownership of Marks.  Vendor acknowledges the validity of the Trademarks and their ownership by Adobe and its vendors, agrees that it will do nothing inconsistent with such ownership and that all use of the Trademarks by Vendor shall inure to the benefit of and be on behalf of Adobe and its suppliers. Vendor agrees that nothing in this Agreement shall give Vendor any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement and Vendor agrees that it will not challenge the title of Adobe and its suppliers to the Trademarks.

    10.3  Infringement Proceedings.  Vendor agrees to notify Adobe of any unauthorized use of the Trademarks or any component of the Adobe Product Packages by others promptly as such use comes to Vendor's attention. Adobe shall have the sole right and discretion to bring infringement or unfair competition proceedings involving for said unauthorized use.

11.  PATENT, COPYRIGHT AND TRADEMARK INDEMNITY.

    11.1  Defense by Adobe.  Subject to the limitations set forth below, Adobe shall defend, indemnify and hold Vendor harmless with respect to all claims, liabilities, damages, costs and expenses, including reasonable attorney's fees, with respect to any claim that the Adobe Product Packages as designed by Adobe infringe upon any U.S. patent, U.S. trademark or U.S. copyright; provided, however, that Vendor (i) promptly notifies Adobe in writing of such claim, suit, or proceeding; (ii) gives Adobe the right to control and direct investigation, preparation, defense and settlement of such claim or suit; and (iii) gives Vendor's assistance and full cooperation for the defense of same. Notwithstanding the foregoing, Adobe shall have no right to settle such claim, unless as a result of such settlement Vendor is released from any liability with respect to such claim. Adobe shall pay any resulting costs, damages, and attorney fees finally awarded, but Adobe is not liable for costs or expenses Vendor incurs without Adobe's written authorization. If such claim has occurred or, in Adobe's opinion, is likely to occur, Adobe may, at is election and expense, either obtain for Vendor the right to continue, reproducing and/or assembling such allegedly infringing Adobe Product Package, replace or modify the Adobe Product Package so it is not infringing, or remove such Adobe Product Package from this Agreement.

    11.2  Limitations on Indemnity.  The provisions of the foregoing indemnity shall not apply with respect to any instances of infringement based upon or arising out of use of any Adobe Product Package which has been modified by Vendor or any third party (except to the extent such modifications are authorized and approved by Adobe). Notwithstanding any other provisions, the foregoing indemnity shall not apply with respect to any infringement based on Vendor's activities occurring subsequent to its receipt of notice of any claimed infringement unless Adobe shall have given Vendor written permission to continue to reproduce and assemble the allegedly infringing Adobe Product Package. This shall be Adobe's sole and exclusive obligation for breach of this indemnity.

12.  FORCE MAJEURE.  Neither party shall be liable by reason of any failure or delay in the performance of its obligations under this Agreement on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause which is beyond the reasonable control of such party. If such events cause a failure or delay by Vendor, then Vendor will notify Adobe of the causes of such failure or delay and the period of performance will be extended by a period equal to the delay caused by such event. Upon the resolution of any such event. Vendor will make every reasonable effort to allocate its production capacity, without additional cost to Adobe, to meet delivery schedules.

13.  RIGHT OF AUDIT.  Adobe shall have the right to inspect and audit all the relevant records of Vendor to ensure compliance with the terms of this Agreement. Any such audit shall be conducted only by a certified public accountant whose fee is paid by Adobe (other than on a contingent fee basis), and shall be conducted during regular business hours at Vendor's offices and in such a manner as not to interfere with Vendor's normal business activities. In no event shall audits be made more frequently than every six (6) months. All information obtained by Adobe pursuant to any such audit shall be treated as Proprietary Information.

14.  TERM AND TERMINATION.

    14.1  Term.  Unless earlier terminated as provided herein or otherwise agreed in writing, the term of this Agreement shall begin on the Effective Date and shall continue in force for the duration of the Adobe Product Release for which Vendor is providing services hereunder ("Term").

    14.2  Termination Without Cause.  Either party may terminate the Agreement without cause upon ninety (90) days prior written notice to the other party.

    14.3  Default, Notice and Termination Without Cure.  If Vendor materially defaults in the performance of any provision of this Agreement, Adobe may give written notice to Vendor that if the default is not cured within ten (10) days, the Agreement will be terminated and, upon expiration of such period without cure, this Agreement shall automatically terminate Vendor.

    14.4  Insolvency.  This Agreement shall terminate without notice (i) upon the institution by or against either party of insolvency, receivership, bankruptcy, or similar proceedings, or (ii) upon either party's making an assignment for the benefit of creditors.

    14.5  Rights Upon Termination.  Upon the expiration of the Term or termination of this Agreement for any reason:

      (a) Discontinuation of Use and Return of Copies.  Vendor shall immediately discontinue reproduction and return or destroy, at Adobe's option, the Master Media and Adobe Product Packages in

  Vendor's Inventory, and Proprietary Information, and all copies in its possession of the foregoing (including copies placed in any storage device under Vendor's control);

      (b) Payment for Inventory.  Vendor shall cooperate with Adobe to sell and/or move Inventory to either Adobe or Adobe's designated alternate vendor such that the sale and/or move may be completed within 30 days of the termination or expiration of the Term. Adobe shall have no obligation to purchase Inventory, unless prior to termination or expiration of the Term, said Inventory has been purchased by Vendor pursuant to the Build Plan (i.e. 60 day forecast).

      (c) Termination Compensation.  Vendor shall not be entitled to any compensation, damages or payments in respect to goodwill that has been established or for any damages on account of prospective profits or anticipated sales, and neither party shall be entitled to reimbursement in any amount for training, advertising, market development, investments or other costs that shall have been expended by either party before the termination of this Agreement, regardless of the reason for, or method of, termination of this Agreement and each party waives its rights under applicable laws for any such compensation, reimbursement, or damages. Except as provided in section 14.5 (b), Adobe will have no further liability for any costs or expenses relating to the Inventory on the date of termination;

      (d) Transfer of Data.  Vendor shall immediately provide Adobe with current and accurate copies of Vendor's Adobe Product Packages Documentation, Master Media, Inventory, Proprietary Rights, Proprietary Information, and related materials relating to the Adobe Product Packages and all other data which in the reasonable opinion of Adobe is required to enable Adobe to continue reproduction of the Adobe Product Packages with another supplier, provided that such other materials or information is not Vendor Proprietary Information; and

      (e) Survival of Obligations.  Vendor agrees that its obligations pursuant to Sections 2.3 ("Ownership of Adobe Product Packages"), 2.6 ("Limitations on Right to Copy"), 7.1 ("Payments"), 7.2 ("Taxes and Duties"), 8 (Warranty"), 9 ("Proprietary Rights and Confidential Information"), 10 ("Proprietary Notices and Trademarks"), 11 ("Patent, Copyright and Trademark Indemnity"), 13 ("Right of Audit"), 14.5 ("Rights Upon Termination") and 16 ("Miscellaneous") shall survive any termination or expiration of rights under this Agreement.

15.  LIMITATION OF LIABILITY.  ADOBE WILL NOT BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF ADOBE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.  MISCELLANEOUS.

    16.1  Notices.  All notices permitted or required under this Agreement shall be in writing and shall be delivered in person, by reputable overnight delivery service, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery or five (5) days after deposit in the mail. If a notice is sent to Adobe, a copy shall also be sent to its General Counsel at the following address: Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110. If a notice is sent to Vendor, a copy shall also be sent to its General Counsel, at the following address:

    16.2  Assignment.  The right and interests of Vendor under this Agreement are not assignable without prior written consent of Adobe. Any sale or other transfer of substantially all of Vendor's assets by consolidation, merger or reorganization, of a majority of the voting stock of Vendor, shall not be an assignment for purposes of this Agreement. The rights and interests of Adobe under this Agreement are fully assignable by Adobe subject to credit approval by Vendor. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties of this Agreement and their respective successors and assignees.

    16.3  Governing Law and Forum.  This Agreement shall be governed by the laws of the United States and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. All disputes arising under this Agreement may be brought in Superior Court of the State of California in Santa Clara County or the Federal District Court of San Jose as permitted by law. The Superior Court of Santa Clara County and the Federal District Court of San Jose shall together have non-exclusive jurisdiction over disputes under this Agreement. Vendor consents to personal jurisdiction of the above courts.

    16.4  Severability.  If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless will continue in full force and effect without being impaired or invalidated in any way and the parties agree to substitute for the invalid provision a valid provision approximating the intent and economic effect of the invalid provision.

    16.5  Entire Agreement.  This Agreement including the attached Exhibits and Appendice(s), if any, contains the entire agreement between the parties and supersedes any and all other agreements, whether written or oral, between the parties relating to the same subject matter, except as may be subsequently provided in writing and agreed upon by the parties. Notwithstanding the foregoing no terms and conditions set forth on any purchase order, invoice, order acknowledgment or similar document shall supersede, modify or supplement this Agreement in any way. In the event of a conflict or inconsistency between this Agreement and any attached Appendix or Exhibit, the provisions of this Agreement shall prevail with respect to the specific provisions to which such conflict pertains. In the event of a conflict or inconsistency between any Exhibit and any attached Appendix, the provisions of the Exhibit shall prevail with respect to the specific provision(s) to which such conflict pertains.

    16.6  Modification and Waiver.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver. The failure of either party to require performance by the other party of any provision of this Agreement shall not affect the full right to require such.performance at any subsequent time; nor shall the waiver by either party of a breach of any provision of this Agreement be taken or held to be a waiver of the provision itself.

    16.7  Section Headings.  Section headings are inserted for convenience only and will not be considered to define, limit or affect the interpretation or construction of this Agreement.

    16.8  Country of Origin.  Upon request Vendor shall provide Adobe, prior to the initial delivery of any Adobe Product Package, a certificate of origin for such Adobe Product Package. If the country of origin for any Adobe Product Package should change, Vendor shall provide a new certificate of origin prior to the delivery of any Adobe Product Package affected by such change.

    16.9  Duty Drawback.  Adobe shall be entitled to claim duty drawback on Adobe Product Package exported by and for Adobe. Vendor shall submit, with each shipment of Adobe Product Package containing imported components, a Certificate of Deliver and/or Manufacture (or such other forms as may be identified by Adobe for submission to U.S. Customs), shall retain all records required by U.S. statutes and regulations and identified in any drawback contract covering Adobe Product Package, and shall otherwise assist Adobe as reasonably requested in order to claim duty drawback for Adobe Product Package purchased hereunder.

    16.10  Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last below written.

ADOBE SYSTEMS INCORPORATED	VENDOR
/s/ J. F. BRIODY Authorized Signature	/s/ J. T. THADEN Authorized Signature
James F. Briody Printed Name	J. T. Thaden Printed Name
Vice-President-Mfg. Opn's Title	President—McQueen, Inc. Title
7/11/97 Date	7/11/97 Date

MCQUEEN

    Addendum to Adobe Systems Inc. Turnkey Agreement for Production of Adobe Program Packages

Adobe Systems—Description of Services

1.  General Agreement

    It is Adobe System's intent to utilize McQueen for certain turnkey production and bulk distribution services. The initial application of these services will be with Adobe's Frame product line. McQueen will provide these services utilizing its Fremont facility. It is Adobe's intent to award the above referenced Frame business to McQueen for the current revision level.

Description of Operational Model and Services Provided

    The following is a description of the operational model that will function between Adobe and McQueen. The services provided will include the following:

Forecasting & Demand Management

    Adobe will furnish both a rolling finished goods forecast with a pre-determined planning forecast horizon of approximately [*] months, and a rolling [*]-week finished goods build plan (also updated weekly). This forecast information will be used for materials management and purchasing, as well as the scheduling and production planning for product assemblies. Specific "freeze points" will be identified for both materials purchases as well as assemblies, and will serve as commitments from Adobe for the indicated volumes.

    McQueen will process requirements for unforecasted or unexpected demand within [*] of receipt of any such request.

Production Management

    McQueen will be responsible for managing the production of all component materials through either internal or external manufacturing resources. It is anticipated that product design, file manipulation, and any translation/localization will be collaborative between McQueen and Adobe. All aspects of purchasing, production scheduling, coordination, and payment for components manufactured on Adobe's behalf, however, will be McQueen's sole responsibility. This includes responsibility for quality control of manufactured components as described below.

Vendor & Materials Management

    McQueen will assume responsibility for the sub-tier vendor management in the areas of performance evaluation, direct purchasing and delivery arrangements. McQueen will also manage materials in a manner which ensures finished goods availability matching forecasted requirements. This includes forecast analysis, production & inventory strategy, and delivery arrangements for each individual component SKU in the Adobe products. McQueen will work with Adobe's AVL, and will have shared responsibility with Adobe for maintaining the relationships with any such vendors.

Delivery / Receiving

    McQueen will be responsible for coordinating, with component manufacturing sites, the delivery of all components to the turnkey site. These arrangements will be made at McQueen's sole discretion and may incorporate special pricing arrangements to limit McQueen's inventory investment. McQueen will be responsible for receiving all component materials and conducting appropriate inspections to verify that both the quantity and quality of such receipts meets with McQueen and Adobe's mutually agreed upon standards of acceptance.

*   CONFIDENTIAL TREATMENT REQUESTED

    Addendum to Adobe Systems Inc. Turnkey Agreement for Production of Adobe Program Packages

Warehousing & Inventory Control

    McQueen will store in it's warehouse all components necessary to assemble Adobe finished product, as well as any finished goods up to a mutually agreed upon stocking level. It is agreed that all such materials will be recorded and tracked utilizing McQueen's system, with all inventory being properly identified and stored in computerized bin locations which are properly marked. McQueen will utilize specific step-by-step processes to control and record all inventory movement types including receiving, shipping, components issued to WIP, finished product received from WlP, scrap, location to location transfer, returns, adjustments, and any other miscellaneous inventory activities.

    McQueen will perform cycle counting utilizing the ABC methodology described in Adobe's proposal. Inventory accuracy goals will be [*]. Inventory mm goals will be established on an individual component basis, with a strategy to increase the number of turns continuously where possible.

Product Assembly (authorization & production) build to demand—[*]

    McQueen will utilize Adobe's finished goods build plan to schedule and coordinate all product assemblies. McQueen commits to a maximum of [*] to complete all forecasted assemblies (assuming component inventory availability), and a maximum of [*] to complete any unforecasted assemblies (assuming component inventory availability). McQueen also commits to a [*] mm for forecasted SKUs that are outside of Adobe's planning forecast horizon. McQueen will be responsible for all forecasted component inventory availability.

    McQueen will maintain assembly records for all product assemblies, including the assembly team name, date, shift, and a serial number range for quick resolution if defects are found.

Order Processing

    McQueen will accept distribution orders from Adobe, either in electronic or hard copy form. These orders will be processed for shipment directly to Adobe customers per Adobe's specifications and requirements. McQueen guarantees that all such orders received before 12:00 p.m. Pacific Time will be processed and shipped on the same day of receipt by McQueen. McQueen will utilize carriers specified by Adobe or it's customers, and will coordinate all aspects of both domestic and international shipments.

Obsolete materials

    Adobe will accept obsolescence costs related to raw materials or finished goods inventory to the level of the forecasted volumes. Any obsolescence associated with unforecasted inventories of components or finished goods will be McQueen's responsibility.

Teardowns and Reconfiguration

    Teardowns and reconfigurations will be processed according to Adobe's requirements and wilt be priced separate from this manufacturing and distribution agreement.

Reporting

    McQueen will furnish complete inventory, transaction and performance reporting according to the requirements outlined in Adobe's Manufacturing Operations Turnkey Requirements Document. These reports include:

      Addendum to Adobe Systems Inc. Turnkey Agreement for Production of Adobe Program Packages

  •
  Current inventory on hand

*   CONFIDENTIAL TREATMENT REQUESTED

  •
  Obsolete inventory on hand

  •
  Current inventory on order (built)

  •
  Obsolete inventory on order (built)

  •
  Inventory transaction history

      Report elements required will include:

  •
  McQueen part number (if applicable)

  •
  Adobe SKU

  •
  Description

  •
  On-hand-quantity

  •
  On-order quantity

  •
  Current forecast and build plan

  •
  Inventory in excess of forecast

  •
  Unit costing Extended Cost Excess inventory cost

  •
  Last activity date

  •
  Obsolete inventory cost

    2.  Description of Financial Model (Pricing)

  Pricing structure

    This Flat Turnkey Fee model incorporates a single flat turnkey fee which remains fixed across all kits in the Frame product family, plus a variable assembly fee which fluctuates directly with the complexity of the kits, plus materials cost passed through to Adobe as landed cost (McQueen's total cost for such materials).

    McQueen's pricing to Adobe is structured as a 2-tiered model incorporating all of the services described above.

    (1)
    A Flat Turnkey Fee of [*] which is to be included in the in the Program Management Fee section on each quote to Adobe which includes a management team as set forth in Schedule A attached hereto, security costs and materials markup designed to cover incoming inspection costs, storage of raw materials and carrying costs. The first quarter's fees begin when product first ships and will initially be set at [*].

    (2)
    McQueen's [*].

    (3)
    [*] of the quoted BOM's—see Schedule B attached hereto.

    (4)
    [*]—see Schedule C attached hereto.

Conditions to pricing

    Assembly Pricing is quoted to Adobe based upon specific parameters provided to Addendum to Adobe Systems Inc. Turnkey Agreement for Production of Adobe Program Packages

    McQueen.  These parameters include (i) BOMs as provided, (ii) estimated quarterly volume of [*] units and (iii) average work order quantity estimated at [*] units.

*   CONFIDENTIAL TREATMENT REQUESTED

  Pricing will be reviewed semi-annually and measured against these assumptions. Any significant fluctuations (+/- 10%) to these assumptions will result in modifications to McQueen's pricing to Adobe. All prices are quoted F.O.B. Origin.

  Duration of pricing & review guidelines

  McQueen's flat turnkey fee pricing is firm for one year, unless modifications occur as stipulated above. Assembly pricing is also firm for one year, and will not be modified unless government mandated regulations cause an increase in McQueen's cost of providing these services. Materials pricing will fluctuate according to normal purchase price fluctuations in the marketplace.

  Inventory ownership

  McQueen will purchase and carry all forecasted component level inventory on Adobe's behalf for subsequent assembly into Adobe kits. This will include inventory purchased from both internal and external sources. Any consigned materials supplied by Adobe and stored within McQueen's facility will be owned by Adobe.

  Addendum to Adobe Systems Inc. Turnkey Agreement for Production of Adobe Program Packages,

Obsolete materials liabilities & disposition

    Any materials purchased according to Adobe's forecast, which are not subject to McQueen's complete vendor selection, and carried for a period of more than 120 days will be discussed accordingly. Adobe will be responsible for an), obsolescence resulting from forecast inaccuracies. McQueen will be responsible for obsolescence resulting from any purchases exceeding the forecasted quantities, and any other non-authorized (by Adobe) reasons.

Payment terms

    Payment terms will be 30 days Net.

Changes to pricing

    All pricing will be reviewed quarterly. Any changes to projected volumes and product mix for the previous quarter will result in appropriate modifications to the fiat turnkey fee.

Quality

    McQueen will maintain and adhere to ISO 9002 standards throughout all of it's processes. Once certification is received, Adobe will be welcome to review both internal and external audit results. The following quality processes will be in place and adhered to on an ongoing basis:

    Inspection Data—McQueen will collect inspection (DPM) data for incoming materials, work in-process and final product inspections. This includes both turnkey operations, as well as our vertically integrated printing operations. Our goal will be to maintain DPM rates in all categories [*].

    Root Cause Analysis—Quality issues will be resolved down to the level of root cause to prevent recurrence. McQueen will maintain a database of the knowledge gained from these root cause analyses, and will utilize this information to detect trends and prevent problems. Pareto charts will be prepared and supplied to Adobe on a monthly basis.

*   CONFIDENTIAL TREATMENT REQUESTED

    Corrective Action—Any problems discovered in the field (after leaving McQueen's turnkey facility) which are thought to be caused by McQueen, will be responded to by McQueen within 24 hours of the incident being reported. This response will include the time frame for completing the investigation & analysis, and problem resolution.

Quarterly Business Reviews

    Adobe will conduct quarterly business reviews to report activities, projects, performance results, and any ongoing issues. The goal of these meetings will be to determine short and long term direction benefiting both companies. Appropriate metrics will be determined for all subject matter and reporting issues.

Adobe

AMENDMENT TO THE JULY 11, 1997 TURNKEY
AGREEMENT FOR PRODUCTION OF
ADOBE PROGRAM PACKAGES

    This Amendment to the Turnkey Agreement for Production of Adobe Program Packages ("Agreement") is between Adobe Systems Incorporated, a Delaware corporation, having a place of business at 345 Park Avenue, San Jose, CA 95110 ("Adobe"), and Sykes Enterprises, Inc., formerly known as McQueen USA Inc., having a place of business at 44660 Osgood Road, Fremont, California 94539-6410, for itself and its wholly owned subsidiaries and divisions ("Vendor").

AGREEMENT

    Adobe and Vendor agree as follows:

1.  Attachment 3.  Notwithstanding any other provision of the Agreement, effective February 4, 2000 Adobe Distribution Pricing shall be as reflected on the attached addendum entitled Adobe Distribution Pricing as of 2/4/2000, with Sykes Enterprises, Inc.

2.  Other Provisions.  All other provisions of the Agreement remain in full force and effect.

ADOBE SYSTEMS INCORPORATED	SYKES ENTERPRISES, INC.
/s/ J.F. BRIODY Authorized Signature	/s/ GERRY L. ROGERS Authorized Signature
J.F. Briody Printed Name	Gerry L. Rogers Printed Name
V.P. Corp. Services Group Title	SR. VP & CTO Title
2-9-00 Date	2/28/00 Date

ADOBE DISTRIBUTION PRICING
(as of 2/4/00, with Sykes Enterprise, Inc.)

1.  Fulfillment Distribution Fixed Fee (Program Management Fee)

    Total Per Month:    [*]    Annual: [*]    Start: 10/99

    Includes:  All reporting & claims
    Manual order entry of stock transfer
    Fiscal period weekends & evenings
    MRB management
    File transfer management
    Cycle counts and inventory management

2.  Variable Fulfillment Distribution & Warehousing Fees

  SINGLE PACK FULFILLMENT

Fulfillment fee, per unit (excludes packing carton & packing slip)	[*]
Additional unit	[*]
RMA processing, per unit (assumes product destroyed)	[*]
International documentation per order	[*]
Literature insertion per order	[*]
Systems development (hourly charge)	[*]
Storage, per pallet, monthly	[*]
Storage, per flow rack, monthly (through January)	[*]
Storage, per flow rack, monthly (Starting February)	[*]
Freight	Adobe direct-billing accounts to be used

3.  Bulk Distribution Fixed Fee (Program Management Fee)

    Total Per Month:    [*]    Annual: [*]    Start: 11/99

    Includes:  All reporting & claims
    Manual order entry of stock transfer
    MRB management
    File transfer management
    Cycle counts and inventory management

4.  Variable Bulk Distribution & Warehousing Fees

  BULK DISTRIBUTION & WAREHOUSING

    NOTE: Bulk pricing applies to quantities of [*]units or more

Full finished goods warehousing, per pallet, monthly	[*]
Pick, pack, verification ship—first unit	[*]
Additional unit	[*]
Full pallet single SKU price (maximum price)	[*]
International documentation per order	[*]
Receipt & verification per part number, per receipt	[*]
Systems development (hourly charge)	[*]
Shipping Supplies	[*]
Maintain segregated MRB or non-shippable inventory	Included in storage fee
Transfer of stock to special projects	See per pallet pricing

*   CONFIDENTIAL TREATMENT REQUESTED

Adobe

AMENDMENT TO THE JULY 11, 1997 TURNKEY
AGREEMENT FOR PRODUCTION OF
ADOBE PROGRAM PACKAGES

    This Amendment to the Turnkey Agreement for Production of Adobe Program Packages ("Agreement") is between Adobe Systems Incorporated, a Delaware corporation, having a place of business at 345 Park Avenue, San Jose, CA 95110 ("Adobe"), and Sykes Enterprises, Inc., formerly known as McQueen USA inc., having a place of business at 44660 Osgood Road, Fremont, California, 94539-6410, for itself and its wholly owned subsidiaries and divisions ("Vendor").

AGREEMENT

    Adobe and Vendor agree as follows:

1.  Attachment 2.  Notwithstanding any other provision of the Agreement, effective January 24, 2000 Adobe Pricing shall be as reflected on the attached addendum entitled Adobe Pricing as of 1/3/2000, with Sykes Enterprises, Inc.

2.  Other Provisions.  All other provisions of the Agreement remain in full force and effect.

ADOBE SYSTEMS INCORPORATED	SYKES ENTERPRISES, INC.
/s/ J. F. BRIODY Authorized Signature	/s/ GERRY L. ROGERS Authorized Signature
J. F. Briody Printed Name	Gerry L. Rogers Printed Name
V.P. Corp. Svcs Group Title	SR. V.P. & CTO Title
1-26-00 Date	2-3-00 Date

ADOBE PRICING
(as of 01/03/00, with Sykes Enterprise, Inc.)

    1.  Fixed Fee (Program Management Fee)

    Total Per Month*    [*]    Annual: [*]

Product Family	Monthly Breakdown
Illustrator 8.0	[*]
Frame/Collections	[*]
PageMaker 6.5.3	[*]
InDesign 1.0	[*]
AfterEffects 4.0	[*]

    2.  Excess Inventory  [*]

    3.  Direct Shipping  See Distribution Addendum

    4.  Overtime Charges  Actual cost

*
Program Management fee will be re-visited if products are added or removed from Sykes Enterprise, Inc.

*   CONFIDENTIAL TREATMENT REQUESTED